Exhibit 99.1

Media Inquiries:

Lauren Barbiero

W2O Group

646-564-2156

lbarbiero@w2ogroup.com

Investor Inquiries:

Jim Goff

AveXis, Inc.

650-862-4134

jgoff@avexis.com

AveXis Announces Proposed Public Offering of Common Stock

Chicago, Ill. (January 16, 2018) — AveXis, Inc. (NASDAQ: AVXS) today announced that it intends to offer and sell, subject to market conditions, up to $400 million of shares of its common stock in an underwritten public offering. The offering is subject to market and other conditions, and there can be no assurance as to whether or when the offering may be completed, or the actual size or terms of the offering.

Goldman Sachs & Co. LLC, Jefferies LLC and BofA Merrill Lynch are acting as joint book-running managers.  BMO Capital Markets Corp. is acting as lead manager. AveXis intends to grant the underwriters a 30-day option to purchase up to an additional $60 million of shares of common stock at the public offering price, less the underwriting discounts and commissions.

The offering will be made pursuant to a shelf registration statement on Form S-3 that was filed by AveXis with the Securities and Exchange Commission (“SEC”) and became automatically effective on March 17, 2017.  The offering will be made only by means of a written prospectus and prospectus supplement that form a part of the registration statement.  A preliminary prospectus supplement and accompanying prospectus relating to and describing the terms of the offering will be filed with the SEC and will be available on the SEC’s website at www.sec.gov.  When available, copies of the preliminary prospectus supplement and accompanying prospectus may also be obtained for free from the offices of Goldman Sachs & Co. LLC, Attention: Prospectus Department, 200 West Street, New York, NY 10282; by telephone at 1-866-471-2526; or by email at prospectus-ny@ny.email.gs.com, Jefferies LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, 2nd Floor, New York, NY 10022; by phone at 1-877-821-7388; or by email at Prospectus_Department@Jefferies.com, or BofA Merrill Lynch at NC1-004-03-43, 200 North College Street, 3rd floor, Charlotte, NC 28255-0001, Attention: Prospectus Department or by email at dg.prospectus_requests@baml.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy any of these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the applicable securities laws of such state or jurisdiction.

About AveXis, Inc.

AveXis is a clinical-stage gene therapy company developing treatments for patients suffering from rare and life-threatening neurological genetic diseases. The company’s initial proprietary gene therapy candidate, AVXS-101, is in the pivotal phase of study for the treatment of SMA Type 1, and a Phase 1 trial for SMA Type 2. The company also intends to expand its development of gene therapy into two additional rare neurological monogenic disorders: Rett syndrome and a genetic form of amyotrophic lateral sclerosis caused by mutations in the superoxide dismutase 1 gene.

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